Exhibit (h) 3.5

Mr. Mark E. Swanson

Treasurer

Russell Investment Company

909 A Street

Tacoma, WA 98402

RE:	Waiver of Fees of Russell Investment Company (“RIC”) Funds of Funds

Dear Mark:

The 2015 Strategy, 2025 Strategy, 2035 Strategy, 2045 Strategy, 2050 Strategy and In Retirement Funds are referred to herein as the “Funds”.

Russell Fund Services Company (“RFSC”) agrees to waive all transfer agency and service fees to be paid by the Funds at least through May 1, 2009. This Agreement shall automatically renew annually thereafter for successive one-year periods unless otherwise agreed to by a vote of a majority of the Trustees, including a majority of the independent Trustees.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL FUND SERVICES COMPANY

By:
Greg J. Stark
President

Accepted and Agreed:

By:
Mark E. Swanson
Treasurer

Mr. Mark E. Swanson

Treasurer

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Russell Investment Company 2015 Strategy, 2025 Strategy, 2035 Strategy, 2045 Strategy, 2050 Strategy and In Retirement Fund (the “Funds”) Fee Waivers and Reimbursements

Dear Mr. Swanson:

Russell Investment Management Company (“RIMCo”), as adviser to Russell Investment Company (“RIC”), agrees to waive, until May 1, 2009, its 0.20% advisory fee for the Funds.

Russell Fund Services Company (“RFSC”), in its capacity as transfer agent for RIC, agrees to reimburse the Funds, at least through May 1, 2009, for all Expenses paid by the Funds. This Agreement shall automatically renew annually thereafter for successive one-year periods unless otherwise agreed to by a vote of a majority of the Trustees, including a majority of the independent Trustees.

“Expenses” include all fees and expenses of the Funds due to RFSC, as administrator, State Street Bank and Trust Company or any other person under RIC’s Custodian Contract, Administrative Agreement, Distribution Agreement (each of the foregoing as may be amended from time to time) or agreements or arrangements with third parties for recordkeeping and other administrative services, as well as any other amounts due persons as a result of the Funds’ operations under any other agreement or otherwise excluding transfer and dividend disbursing agency fees (which are waived by RFSC pursuant to a separate letter agreement) and non-recurring and extraordinary expenses.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT COMPANY	RUSSELL FUND SERVICES COMPANY

By:	By:
Greg J. Stark, President		Greg J. Stark, President

Accepted and Agreed:

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson, Treasurer